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                                                                   EXHIBIT 10.17

                                Promissory Note

                             San Diego, California

Date: April 15, 1999

Loan Amount: $ 50,000.00

For value received, the undersigned jointly and severally promises to pay to the order of Innovative Global Solution, Inc., the sum of $ 50,000.00 (Fifty Thousand Dollars), with interest at the rate of 8% per annum on the unpaid balance.

Said sum shall be payable in the manner following:

     $ 50,000.00 plus interest due October 30,1999.

The undersign shall have the right to prepay without penalty. In the event any payment due hereunder is not made when due, the entire balance shall be immediately due at the option of the holder.

In the event of default, The undersigned agrees to pay all reasonable attorney fees and costs of collection.



__________________
William Son